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                                                                    EXHIBIT 23.3

                        CONSENT OF MILLER AND LENTS, LTD.

      We consent to the references to us under captions "Part I, Item 1 and 2. Business and Properties - Natural Gas and Oil Reserves" in this Annual Report on Form 10-K of The Houston Exploration Company for the year ended December 31, 2001 and into Houston Exploration's previously filed Registration Statements on:
(i) Form S-3, file number 333-78843 dated May 25, 1999; (ii) Form S-8, file number 333-36977 dated October 1, 1997; (iii) Form S-8, file number 333-47370 dated October 5, 2000; and (iv) Form S-8, file number 33-75264 dated December 17, 2001.


MILLER AND LENTS, LTD.
Houston, Texas
March 13, 2002